EXHIBIT A

FORM OF

MERGER AGREEMENT AND PLAN OF REORGANIZATION

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BETWEEN
JAKARTA GROWTH FUND, INC.
AND
THE INDONESIA FUND, INC.
DATED AS OF OCTOBER 18, 2000


TABLE OF CONTENTS
1.      DEFINITIONS     1
2.      BASIC TRANSACTION       1
2.1.    The Merger      1
2.2.    Actions at Closing      2
2.3.    Effect of Merger        2
3.      REPRESENTATIONS AND WARRANTIES OF JAKARTA GROWTH FUND, INC.
2
3.1.    Organization    2
3.2.    Registrations and Qualifications        2
3.3.    Regulatory Consents and Approvals       2
3.4.    Noncontravention        3
3.5.    Financial Statements    3
3.6.    Annual Report   3
3.7.    Qualification, Corporate Power, Authorization of
Transaction    3
3.8.    Legal Compliance        3
3.9.    Material Contracts      3
3.10.   Undisclosed Liabilities 4
3.11.   Tax Filings     4
3.12.   Qualification under Subchapter M        4
3.13.   Form N-14       4
3.14.   Capitalization. 5
3.15.   Books and Records       5
3.16.   No Finder's Fees        5
4.      REPRESENTATIONS AND WARRANTIES OF THE INDONESIA FUND, INC.
5
4.1.    Organization    5
4.2.    Registrations and Qualifications        5
4.3.    Regulatory Consents and Approvals       6
4.4.    Noncontravention        6
4.5.    Financial Statements    6
4.6.    Annual Report   6
4.7.    Qualification, Corporate Power, Authorization of Transaction
6
4.8.    Legal Compliance        7
4.9.    Material Contracts      7
4.10.   Undisclosed Liabilities 7
4.11.   Tax Filings     7
4.12.   Qualification under Subchapter M        7
4.13.   Form N-14       8
4.14.   Capitalization. 8
4.15.   No Finder's Fees        8
4.16.   Books and Records       8
4.17.   NYSE Continued Listing  8
5.      CONVERSION TO INDONESIA FUND, INC. COMMON STOCK 8
5.1.    Conversion.     8
5.2.    Computation of Net Asset Value  9
5.3.    Issuance of The Indonesia Fund, Inc. Common Stock
9
5.4.    Exchange of Certificates Representing The Jakarta Growth
Fund, Inc. Common Stock.       9
6.      COVENANTS OF THE PARTIES        11
6.1.    Shareholders' Meetings. 11
6.2.    Operations in the Normal Course 11
6.3.    Articles of Merger      12
6.4.    Regulatory Filings.     12
6.5.    Preservation of Assets  12
6.6.    Tax Matters.    12
6.7.    Shareholder List        13
6.8.    Termination of Registration as an Investment Company
13
6.9.    Indemnification.        13
6.10.   Applicability of Maryland Business Combination Act
14
7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INDONESIA FUND,
INC. 14
7.1.    Approval of Merger; NYSE Listing; Appraisal Rights.     14

7.2.    Certificates and Statements by the Jakarta Growth Fund, Inc.
15
7.3.    Absence of Litigation   15
7.4.    Legal Opinions. 16
7.5.    Auditor's Consent and Certification.    17
7.6.    Liabilities     18
7.7.    Effectiveness of N-14 Registration Statement    18
7.8.    Regulatory Filings      18
7.9.    Administrative Rulings, Proceedings     18
7.10.   Dividends       18
7.11.   Custodian's Certificate 19
7.12.   Books and Records       19
8.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF JAKARTA GROWTH
FUND, INC.    19
8.1.    Approval of Merger      19
8.2.    Certificates and Statements by the Indonesia Fund, Inc. 19

8.3.    Absence of Litigation   20
8.4.    Legal Opinions. 20
8.5.    Auditor's Consent and Certification.    22
8.6.    Effectiveness of N-14 Registration Statement    22
8.7.    Regulatory Filings.     23
8.8.    Satisfaction of the Jakarta Growth Fund, Inc    23
8.9.    Dividends       23
9.      PAYMENT OF EXPENSES     23
9.1.    Allocation      23
10.     COOPERATION FOLLOWING EFFECTIVE DATE    24
11.     INDEMNIFICATION 24
11.1.   Jakarta Growth Fund, Inc        24
11.2.   The Indonesia Fund, Inc 24
12.     TERMINATION, POSTPONEMENT AND WAIVERS   24
12.1.   Termination.    24
12.2.   Waiver  25
12.3.   Expiration of Representations and Warranties.   25
13.     MISCELLANEOUS   26
13.1.   Transfer Restriction    26
13.2.   Material Provisions     26
13.3.   Notices 26
13.4.   Amendments      27
13.5.   Headings        27
13.6.   Counterparts    28
13.7.   Enforceability  28
13.8.   Successors and Assigns  28
13.9.   Governing Law   28


THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this 18th day of October, 2000, between Jakarta Growth Fund, Inc. (the "Target Fund" or the "Jakarta Fund"), a Maryland corporation and a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and The Indonesia Fund, Inc. (the "Acquiring Fund" or the "Indonesia Fund" and, together with the Target Fund, the "Parties"), a Maryland corporation and a registered investment company under the 1940 Act.
WHEREAS, this agreement contemplates a tax-free merger transaction which qualifies for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Parties hereto agree as follows:
1. DEFINITIONS
Certain capitalized terms used in this Agreement are specifically defined herein.
2. BASIC TRANSACTION
2.1. The Merger. On and subject to the terms and conditions of this Agreement, the Target Fund will merge with and into the Acquiring
Fund (the "Merger") at the Effective Date (as defined in Section 2.3 below) in accordance with the Maryland General Corporation Law ("MGCL"). The Indonesia Fund shall be the surviving investment company. The Jakarta Fund shall cease to exist as a separate investment company.
Each share of Common Stock, par value $0.10 per share, of the Jakarta Fund will be converted into an equivalent dollar amount (to the nearest one ten-thousandth of one cent) of full shares (and the right to receive cash in lieu of fractional shares) of Common Stock, par value $0.001 per share, of the Indonesia Fund based on the net asset value per share of each of the Parties at 4:00 p.m. Eastern
Time on the Business Day prior to the Effective Date (the "Valuation Time"). No fractional shares of the Indonesia Fund will be issued to Jakarta Fund shareholders. In lieu thereof, the Indonesia Fund will purchase all fractional shares at their current net asset value for the account of all holders of fractional interests, and each such holder will receive such holder's pro rata share of the proceeds of such purchase. Any objecting shareholder of the Jakarta Fund will have the rights of objecting shareholders in accordance with Title 3, Subtitle 2 of the Maryland General Corporation Law. The Effective Date and the Business Day prior to it must each be a day on which the New York Stock Exchange (the "NYSE") is open for trading (a "Business Day").
From and after the Effective Date, the Acquiring Fund shall possess all of the properties, assets, rights, privileges, and powers and shall be subject to all of the restrictions, liabilities, obligations, disabilities and duties of the Jakarta Fund, all as provided under Maryland law.
The parties intend that the Merger qualify as a reorganization under
Section 368(a)(1)(A) of the  Code.
2.2. Actions at Closing. At the closing of the transactions contemplated by this Agreement (the "Closing") on the date thereof (the "Closing Date"), (i) the Jakarta Fund will deliver to the Indonesia Fund the various certificates and documents referred to in Article 7 below, (ii) the Indonesia Fund will deliver to the Jakarta Fund the various certificates and documents referred to in
Article 8 below, and (iii) the Jakarta Fund and the Indonesia Fund will file jointly with the State Department of Assessments and Taxation of Maryland (the "Department") articles of merger (the "Articles of Merger") and make all other filings or recordings required by Maryland law in connection with the Merger.
2.3. Effect of Merger. Subject to the requisite approvals of the shareholders of the Parties, and to the other terms and conditions described herein, the Merger shall become effective at such time as the Articles of Merger are accepted for record by the Department or at such later time as is specified in the Articles of Merger
(the "Effective Date") and the separate corporate existence of the Jakarta Fund shall cease. As promptly as practicable after the Merger, the Jakarta Fund's registration under the 1940 Act shall be terminated. Any reporting responsibility of the Jakarta Fund is, and shall remain, the responsibility of the Jakarta Fund up to and including the Effective Date.
3. REPRESENTATIONS AND WARRANTIES OF JAKARTA GROWTH FUND, INC.
The Jakarta Fund represents and warrants to the Indonesia Fund that the statements contained in this Article 3 are correct and complete in all material respects as of the execution of this Agreement on the date hereof. The Jakarta Fund represents and warrants to, and agrees with, the Indonesia Fund that:
3.1. Organization. The Jakarta Fund is a corporation duly organized and validly existing under the laws of the State of Maryland and is in good standing with the Department, and has the requisite corporate power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.

3.2. Registrations and Qualifications. The Jakarta Fund is duly registered under the 1940 Act as a closed-end, non-diversified management investment company (File No. 811-06035), and such registration has not been revoked or rescinded and is in full force and effect. The Jakarta Fund has elected and qualified for the special tax treatment afforded regulated investment companies
("RICs") under Sections 851-855 of the Code at all times since its inception and intends to continue to so qualify for its taxable year ending upon the Merger. The Jakarta Fund is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Jakarta Fund.
3.3. Regulatory Consents and Approvals. No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Jakarta Fund of the transactions contemplated herein, except (i) such as have been obtained or applied for under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934
Act") and the 1940 Act, (ii) such as may be required by state securities laws and (iii) such as may be required under Maryland law for the acceptance for record of the Articles of Merger by the Department.
3.4. Noncontravention. The Jakarta Fund is not, and the execution, delivery and performance of this Agreement by the Jakarta Fund will not result, in any violation of the laws of the State of Maryland or of the Articles of Incorporation or the Bylaws of the Jakarta Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Jakarta Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Jakarta Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Jakarta Fund is a party or by which it is bound.
3.5. Financial Statements. The Indonesia Fund has been furnished with a statement of assets, liabilities and capital and a schedule of investments of the Jakarta Fund, each as of March 31, 2000, said financial statements having been examined by PricewaterhouseCoopers LLP, independent public accountants. These financial statements are in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and present fairly, in all material respects, the financial position of the Jakarta Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Jakarta Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.
3.6. Annual Report. The Indonesia Fund has been furnished with the Jakarta Fund's Annual Report to Shareholders for the fiscal year ended March 31, 2000.
3.7. Qualification, Corporate Power, Authorization of Transaction.
The Jakarta Fund has full corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Directors, including at least 2/3 of the total number of directors in accordance with its Bylaws, pursuant to Article XIII of its Articles of Incorporation, and, subject to shareholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.
3.8. Legal Compliance. No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending (in which service of process has been received) or to its knowledge threatened against the Jakarta Fund or any properties or assets held by it. The Jakarta Fund knows of no facts which might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
3.9. Material Contracts. There are no material contracts outstanding to which the Jakarta Fund is a party that have not been disclosed in the N-14 Registration Statement (as defined in Section 3.13 below) or not otherwise disclosed in writing to the Indonesia Fund prior to the date of this Agreement.
3.10. Undisclosed Liabilities. Since March 31, 2000, there has not been any material adverse change in the Jakarta Fund's financial condition, assets, liabilities or business and the Jakarta Fund has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet in accordance with GAAP other than those shown on the Jakarta Fund's statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company since
April 1, 2000, and those incurred in connection with the Merger.
Prior to the Effective Date, the Jakarta Fund will advise the Indonesia Fund in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued. For purposes of this Section 3.10, a decline in the net asset value per share of the Jakarta Fund due to declines in market values of securities in the Jakarta Fund's portfolio or the discharge of Jakarta Fund liabilities will not constitute a material adverse change.
3.11. Tax Filings. All federal and other tax returns and information reports of the Jakarta Fund required by law to have been filed shall have been filed, or extensions to file such returns or reports shall have been obtained, and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Jakarta Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns. All tax liabilities of the Jakarta Fund have been adequately provided for on its books, and no tax deficiency or liability of the Jakarta Fund has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.
3.12. Qualification under Subchapter M. For each taxable year of its operation (including the taxable year ending on the Effective
Date), the Jakarta Fund has met the requirements of Subchapter M of the Code for qualification as a RIC and has elected to be treated as such, has been eligible to and has computed its federal income tax under Section 852 of the Code, and will have distributed substantially all of its investment company taxable income and net realized capital gain (as defined in the Code) that has accrued through the Effective Date. As of June 30, 2000 and September 30, 2000, the Jakarta Fund has met the requirements of Subchapter M of the Code for qualification as a RIC.
3.13. Form N-14. The registration statement to be filed by the Indonesia Fund on Form N-14 relating to the Indonesia Fund Common Stock to be issued pursuant to this Agreement, and any supplements or amendments thereto or to the documents therein (as amended, the "N-14 Registration Statement"), on the effective date of the N-14 Registration Statement, at the time of the shareholders' meetings referred to in Article 6 of this Agreement and at the Effective Date, insofar as it relates to the Jakarta Fund (i) shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 3.13 shall only apply to statements in, or omissions from, the N-14 Registration Statement made in reliance upon and in conformity with information furnished by the Jakarta Fund in writing for use in the N-14 Registration Statement.
3.14. Capitalization.
(a) All issued and outstanding shares of the Jakarta Fund (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent as provided in Section 6.7. The Jakarta Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Jakarta Fund shares, nor is there outstanding any security convertible into, or exchangeable for, any of the Jakarta Fund shares.
(b) The Jakarta Fund is authorized to issue 100,000,000 shares of stock, par value $0.10 per share, all of which shares are classified as Common Stock and each outstanding share of which is fully paid, non-assessable and has full voting rights.
3.15. Books and Records. The books and records of the Jakarta Fund made available to the Indonesia Fund are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Jakarta Fund.
3.16. No Finder's Fees. The Jakarta Fund does not owe any broker's or finder's fee in connection with the transactions provided for in this Agreement.
4. REPRESENTATIONS AND WARRANTIES OF THE INDONESIA FUND, INC.
The Indonesia Fund represents and warrants to the Jakarta Fund that the statements contained in this Article 4 are correct and complete in all material respects as of the execution of this Agreement on the date hereof. The Indonesia Fund represents and warrants to, and agrees with, the Jakarta Fund that:
4.1. Organization. The Indonesia Fund is a corporation duly organized and validly existing under the laws of the State of Maryland and is in good standing with the Department, and has the requisite corporate power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.
4.2. Registrations and Qualifications. The Indonesia Fund is duly registered under the 1940 Act as a closed-end, non-diversified management investment company (File No. 811-06024) and such registration has not been revoked or rescinded and is in full force and effect. The Indonesia Fund has elected and qualified for the special tax treatment afforded RICs under Sections 851-855 of the Code at all times since its inception and intends to continue to so qualify both until consummation of the Merger and thereafter. The Indonesia Fund is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Indonesia Fund.
4.3. Regulatory Consents and Approvals. No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Indonesia Fund of the transactions contemplated herein, except (i) such as have been obtained or applied for under the 1933 Act, the 1934 Act and the 1940 Act, (ii) such as may be required by state securities laws and (iii) such as may be required under Maryland law for the acceptance for record of the Articles of Merger by the Department.
4.4. Noncontravention. The Indonesia Fund is not, and the execution, delivery and performance of this Agreement by the Indonesia Fund will not result, in any violation of the laws of the State of Maryland or of the Articles of Incorporation or the Bylaws of the Indonesia Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Indonesia Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Indonesia Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Indonesia Fund is a party or by which it is bound.
4.5. Financial Statements. The Jakarta Fund has been furnished with a statement of assets, liabilities and capital and a schedule of investments of the Indonesia Fund, each as of December 31, 1999, said financial statements having been examined by PricewaterhouseCoopers LLP, independent public accountants.
These financial statements are in accordance with GAAP and present fairly, in all material respects, the financial position of the Indonesia Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Indonesia Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.
The Jakarta Fund has been furnished with an unaudited statement of assets, liabilities and capital and a schedule of investments of the Indonesia Fund, each as of June 30, 2000. This financial statement and schedule of investments are in accordance with GAAP and present fairly, in all material respects the financial position of the Indonesia Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Indonesia Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.
4.6. Annual Report. The Jakarta Fund has been furnished with the Indonesia Fund's Annual Report to Shareholders for the fiscal year ended December 31, 1999.
4.7. Qualification, Corporate Power, Authorization of Transaction.
The Indonesia Fund has full corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Directors (including the approval of at least 75% of the "Continuing Directors" in accordance with Article VII of its Articles of Incorporation, as amended), and subject to shareholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.
4.8. Legal Compliance. No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending (in which service of process has been received) or to its knowledge threatened against the Indonesia Fund or any properties or assets held by it. The Indonesia Fund knows of no facts which might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
4.9. Material Contracts. There are no material contracts outstanding to which the Indonesia Fund is a party that have not been disclosed in the N-14 Registration Statement or not otherwise disclosed in writing to the Jakarta Fund prior to the date of this Agreement.
4.10. Undisclosed Liabilities. Since December 31, 1999, there has not been any material adverse change in the Indonesia Fund's financial condition, assets, liabilities, or business and the Indonesia Fund has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet in accordance with GAAP other than those shown on the Indonesia Fund's statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company since January 1, 2000, and those incurred in connection with the Merger. Prior to the Effective
Date, the Indonesia Fund will advise the Jakarta Fund in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued.
For purposes of this Section 4.10, a decline in the net asset value per share of the Indonesia Fund due to declines in market values of securities in the Indonesia Fund's portfolio or the discharge of the Indonesia Fund liabilities will not constitute a material adverse change.
4.11. Tax Filings. All federal and other tax returns and information reports of the Indonesia Fund required by law to have been filed shall have been filed, or extensions to file such returns or reports shall have been obtained, and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Indonesia Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns. All tax liabilities of the Indonesia Fund have been adequately provided for on its books, and no tax deficiency or liability of the Indonesia Fund has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.
4.12. Qualification under Subchapter M. For each taxable year of its operation, the Indonesia Fund has met the requirements of Subchapter
M of the Code for qualification as a RIC and has elected to be treated as such, has been eligible to and has computed its federal income tax under Section 852 of the Code, and will have distributed substantially all of its investment company taxable income and net realized capital gain (as defined in the Code) that has accrued through the Effective Date. As of March 31, 2000 and June 30, 2000 and September 30, 2000, the Indonesia Fund has met the requirements of Subchapter M of the Code for qualification as a RIC.
4.13. Form N-14. The N-14 Registration Statement, on the effective date of the N-14 Registration Statement, at the time of the shareholders' meetings referred to in Section 6 of this Agreement and at the Effective Date, insofar as it relates to the Indonesia
Fund (i) shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4.13 shall not apply to statements in, or omissions from, the N-14 Registration Statement made in reliance upon and in conformity with information furnished by the Jakarta Fund in writing for use in the N-14 Registration Statement.
4.14. Capitalization.
(a) All issued and outstanding shares of the Indonesia Fund (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent. The Indonesia Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Indonesia Fund shares, nor is there outstanding any security convertible into, or exchangeable for, any of the Indonesia Fund shares.
(b) The Indonesia Fund is authorized to issue 100,000,000 shares of stock, par value $0.001 per share, all of which shares are classified as Common Stock and each outstanding share of which is fully paid, non-assessable and has full voting rights.
4.15. No Finder's Fees. The Indonesia Fund does not owe any broker's or finder's fee in connection with the transactions provided for in this Agreement.
4.16. Books and Records. The books and records of the Indonesia Fund made available to the Jakarta Fund are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Indonesia Fund.
4.17. NYSE Continued Listing. The Indonesia Fund knows of no basis upon which the NYSE would delist the Indonesia Fund's Common Stock after the Effective Date, except to the extent that the Indonesia Fund's market capitalization or share price falls below the continued listing requirements specified in the NYSE rules.
5. CONVERSION TO INDONESIA FUND, INC. COMMON STOCK
5.1. Conversion.
(a) Subject to the requisite approval of the shareholders of the Parties, and the other terms and conditions contained herein, at the Effective Date, each share of Common Stock of the Jakarta Fund will be converted into an equivalent dollar amount (to the nearest one ten-thousandth of one cent) of full shares (and the right to receive cash in lieu of fractional shares) of Indonesia Fund Common Stock, computed based on the net asset value per share of each of the Parties at the Valuation Time.
(b) No fractional shares of the Indonesia Fund will be issued to Jakarta Fund shareholders. In lieu thereof, the Indonesia Fund will purchase all fractional shares of the Indonesia Fund at the current net asset value of shares of the Indonesia Fund for the account of all holders of fractional interests, and each such holder will receive such holder's pro rata share of the proceeds of such purchase.
5.2. Computation of Net Asset Value. The net asset value per share of the Parties shall be determined as of the Valuation Time, and no formula will be used to adjust the net asset value so determined of either of the Parties to take into account differences in realized and unrealized gains and losses. The value of the assets of the Jakarta Fund as of the Valuation Time shall be determined by the Indonesia Fund pursuant to the principles and procedures consistently utilized by the Indonesia Fund in valuing its own assets and determining its own liabilities for purposes of the Merger, which principles and procedures are substantially similar to those employed by the Jakarta Fund when valuing its own assets and determining its own liabilities. Such valuation and determination shall be made by the Indonesia Fund in cooperation with the Jakarta Fund and shall be confirmed in writing by the Indonesia Fund to the Jakarta Fund. The net asset value per share of Indonesia Fund Common Stock shall be determined in accordance with such procedures, and the Indonesia Fund shall certify the computations involved.
5.3. Issuance of The Indonesia Fund, Inc. Common Stock.  The
Indonesia Fund shall issue to the shareholders of the Jakarta Fund separate certificates or share deposit receipts for the Indonesia
Fund Common Stock by delivering the certificates or share deposit receipts evidencing ownership of the Indonesia Fund Common Stock to BankBoston, N.A. c/o EquiServe, L.P., as the transfer agent and registrar for the Indonesia Fund Common Stock.
5.4. Exchange of Certificates Representing The Jakarta Growth Fund, Inc. Common Stock.
(a) As of the Effective Date, the Indonesia Fund shall deposit, or shall cause to be deposited, with an exchange agent selected by the Indonesia Fund, which shall be The Indonesia Fund's transfer agent or such other party reasonably satisfactory to the Jakarta Fund (the "Exchange Agent"), for the benefit of the holders of shares of the Jakarta Fund Common Stock, for exchange in accordance with this
Article 5, certificates representing the shares of the Indonesia
Fund to be issued in the Merger (the "Merger Consideration") and cash in lieu of fractional shares of the Merger Consideration to be issued pursuant to Section 5.1 and paid pursuant to this Section
5.4 in exchange for outstanding shares of the Jakarta Fund Common
Stock.
(b) Promptly after the Effective Date, the Indonesia Fund shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Indonesia Fund may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange
Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor
(x) certificates representing the number of whole shares of the Merger Consideration and (y) a check representing the amount of cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 5, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares of the Merger Consideration and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of the Jakarta Fund Common Stock which is not registered in the transfer records of the Jakarta Fund, certificates representing the proper number of shares of the Merger Consideration, together with a check for the cash to be paid in lieu of fractional shares of the Merger Consideration, may be issued to such a transferee if the Certificate representing shares of such the Jakarta Fund Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on the Merger Consideration shall be paid with respect to any shares of the Jakarta Fund Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of the Merger Consideration and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Merger Consideration, less the amount of any withholding taxes which may be required thereon.
(d) At and after the Effective Date, there shall be no transfers on the stock transfer books of the Jakarta Fund of the shares of the Jakarta Fund Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Indonesia Fund, they shall be cancelled and exchanged for certificates for whole shares of the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 5.
(e) Any portion of the Merger Consideration held by the Exchange
Agent (together with any cash in lieu of fractional shares of the Merger Consideration and the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Jakarta Fund one year after the Effective Date shall be delivered to the Indonesia Fund. Any former stockholders of the Jakarta Fund who have not theretofore complied with this Article 5 shall thereafter look only to the Indonesia Fund for payment of their shares constituting the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration and unpaid dividends and distributions on the Merger Consideration deliverable in respect of each share of the Jakarta
Fund Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
(f) None of the Indonesia Fund, the Jakarta Fund, the Exchange Agent or any other person shall be liable to any former holder of shares of the Jakarta Fund Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Indonesia Fund, the posting by such person of a bond in such reasonable amount as the Indonesia Fund may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Indonesia Fund will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares of the Indonesia Fund Common Stock, and unpaid dividends and distributions on shares of the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.
6. COVENANTS OF THE PARTIES
6.1. Shareholders' Meetings.
(a) Each of the Parties shall hold a meeting of its respective shareholders for the purpose of considering the Merger as described herein, which meeting has been called by each Fund for December 28, 2000 and any adjournments thereof.
(b) Each of the Parties agrees to mail to each of its respective shareholders of record entitled to vote at the special meeting of shareholders at which action is to be considered regarding the Merger,in sufficient time to comply with requirements as to notice thereof, a combined Proxy Statement and Prospectus which complies in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.
6.2. Operations in the Normal Course. Each Party covenants to operate its business in the ordinary course between the date hereof and the Effective Date, it being understood that such ordinary course of business will include (i) the declaration and payment of customary dividends and other distributions and (ii) in the case of the Jakarta Fund, preparing for its deregistration, except that the distribution of dividends pursuant to Sections 7.11 and 8.9 of this Agreement shall not be deemed to constitute a breach of the provisions of this
Section 6.2.
6.3. Articles of Merger. The Parties agree that, as soon as practicable after satisfaction of all conditions to the Merger, they will jointly file executed Articles of Merger with the Department and make all other filings or recordings required by Maryland law in connection with the Merger.
6.4. Regulatory Filings.
(a) The Jakarta Fund undertakes that, if the Merger is consummated, it will file, or cause its agents to file, an application pursuant to Section 8(f) of the 1940 Act for an order declaring that the Jakarta Fund has ceased to be a registered investment company.
(b) The Indonesia Fund will file the N-14 Registration Statement with the SEC and will use its best efforts to ensure that the N-14 Registration Statement becomes effective as promptly as practicable. The Jakarta Fund agrees to cooperate fully with the Indonesia Fund, and will furnish to the Indonesia Fund the information relating to itself to be set forth in the N-14 Registration Statement as required by the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations thereunder and applicable state securities or blue sky laws.
6.5. Preservation of Assets. The Indonesia Fund agrees that it has no plan or intention to sell or otherwise dispose of the assets of the Jakarta Fund to be acquired in the Merger, except for dispositions made in the ordinary course of business and except for dispositions necessary to comply with Section 6.6(a).
6.6. Tax Matters.
(a) The Indonesia Fund agrees that it intends to continue to qualify for the special tax treatment afforded RICs under Sections 851-855 of the Code at all times after the consummation of the Merger. The Indonesia Fund agrees that it will use its reasonable best efforts to take any and all actions necessary to satisfy all of the requirements necessary to qualify for the special tax treatment afforded RICs under Sections 851-855 of the Code at all times after the consummation of the Merger. The Indonesia Fund also agrees that it will dispose of any of its assets within thirty (30) days after the date of the close of the Indonesia Fund's first fiscal quarter ending after the Effective Date (the "First Quarter Closing Date") as are necessary to ensure that the Indonesia Fund satisfies the requirements under Section 851(b)(3) of the Code as of the First Quarter Closing Date.
(b) Each of the Parties agrees that by the Effective Date all of its federal and other tax returns and reports required to be filed on or before such date shall have been filed and all taxes shown as due on said returns either have been paid or adequate liability reserves have been provided for the payment of such taxes. In connection with this covenant, the Parties agree to cooperate with each other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes. The Indonesia Fund agrees to retain for a period of ten (10) years following the Effective Date all returns, schedules and work papers and all material records or other documents relating to tax matters of the Jakarta Fund for its final taxable year and for all prior taxable periods. Any information obtained under this Section 6.6 shall be kept confidential except as otherwise may be necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding. After the Effective Date, the Indonesia Fund shall prepare, or cause its agents to prepare, any federal, state or local tax returns, including any Forms 1099, required to be filed and provided to required persons by the Jakarta Fund with respect to its final taxable year ending with the Effective Date and for any prior periods or taxable years for which the due date for such return has not passed as of the Effective Date and further shall cause such tax returns and Forms 1099 to be duly filed with the appropriate taxing authorities and provided to required persons. Notwithstanding the aforementioned provisions of this Section 6.6, any expenses incurred by the Indonesia Fund (other than for payment of taxes) in excess of any accrual for such expenses by the Jakarta Fund in connection with the preparation and filing of said tax returns and Forms 1099 after the Effective Date shall be borne by the Indonesia Fund.
6.7. Shareholder List. Prior to the Effective Date, the Jakarta Fund shall have made arrangements with its transfer agent to deliver to the Indonesia Fund a list of the names and addresses of all of the shareholders of record of the Jakarta Fund on the Effective Date and the number of shares of Common Stock of the Jakarta Fund owned by each such shareholder, certified by the Jakarta Fund's transfer agent or President to the best of their knowledge and belief.
6.8. Termination of Registration as an Investment Company. The Jakarta Fund agrees that the termination of its registration as an investment company will be effected in accordance with applicable law as soon as practicable following the Effective Date.
6.9. Indemnification.
(a) The Indonesia Fund and the Jakarta Fund agree that, to the extent consistent with applicable law, including the 1940 Act, all rights to indemnification and all limitations on liability existing in favor of any director of the Jakarta Fund who is not an "affiliated person"
(as defined in Section 2(a)(3) of the 1940 Act) of the Jakarta Fund's investment adviser (the "Indemnitees") as provided in the Jakarta Fund's Articles of Incorporation, the Jakarta Fund's Bylaws or an agreement between an Indemnitee and the Jakarta Fund as in effect as of the date hereof and disclosed in writing to the Indonesia Fund shall survive the Merger and continue in full force and effect in respect of acts or omissions occurring on or prior to the Effective Date (including in respect of acts or omissions in connection with this Agreement or the Merger), including without limitation, the rights to indemnification set forth in, and in accordance with,
Article VI of the Articles of Incorporation of Jakarta Fund; and the Indonesia Fund, as the surviving corporation in the Merger, assumes the obligation to provide the Indemnitees with such rights to indemnification.
(b) Notwithstanding any other provisions hereof, the obligations of the Indonesia Fund contained in this Section 6.9 shall be binding upon the successors and assigns of the Indonesia Fund. In the event the Indonesia Fund or any of its successors or assigns (A) consolidates with or merges into any other person or entity or
(B) transfers all or substantially all of its properties or assets to any person or entity, then, and in each case, proper provision shall be made so that successors and assigns of the Indonesia Fund, as the case may be, honor the indemnification obligations set forth in this Section 6.9.
(c) The obligations of the Indonesia Fund under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.9 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).
(d) The Indonesia Fund shall advance all expenses to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 6.9 to the fullest extent permitted under applicable law, including the 1940 Act. To the extent required by law, such advancement of expenses shall be subject to delivery of an undertaking to reimburse the Indonesia Fund if it is ultimately determined that an Indemnitee is not entitled to indemnification.

6.10. Applicability of Maryland Business Combination Act.  The
Jakarta Fund shall take such action as may be required by Article
IX of its Articles of Incorporation and the Maryland Business Combination Act to render Article IX of its Articles of Incorporation and the Maryland Business Combination Act inapplicable to the Merger and other transactions contemplated by this Agreement.
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INDONESIA FUND, INC.
The obligations of the Indonesia Fund hereunder shall be subject to the following conditions:
7.1. Approval of Merger; NYSE Listing; Appraisal Rights.
(a) This Agreement shall have been approved by the affirmative vote of the holders of 66 2/3% of the shares of Common Stock of the Indonesia Fund issued and outstanding and entitled to vote thereon and the affirmative vote of the holders of a majority of the shares of Common Stock of the Jakarta Fund issued and outstanding and entitled to vote thereon; and that the Jakarta Fund shall have delivered to the Indonesia Fund a copy of the resolutions approving this Agreement adopted by its Board of Directors and shareholders, certified by its Secretary.
(b) The Indonesia Fund's shares shall have continued to be listed on the NYSE through the Effective Date.
(c) The holders of not more than 10% of the outstanding shares of the Jakarta Fund shall have, in accordance with Title 3, subtitle 2 of the Maryland General Corporation Law, both: (i) filed with the Jakarta Fund a written objection to the Merger prior to or at the meeting of shareholders convened to consider the Merger, and (ii) not voted in favor of the Merger in person or by proxy.
7.2. Certificates and Statements by the Jakarta Growth Fund, Inc.
(a) The Jakarta Fund shall have furnished a statement of assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice President) and its Treasurer, and a certificate executed by both such officers, dated the Effective Date, certifying that there has been no material adverse change in its financial position since March 31, 2000, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.
(b) The Jakarta Fund shall have furnished to the Indonesia Fund a certificate signed by its President (or any Vice President), dated the Effective Date, certifying that, as of the Effective Date, all representations and warranties made in this Agreement are true and correct in all material respects as if made at and as of such date and the Jakarta Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such date.
(c) The Jakarta Fund shall have delivered to the Indonesia Fund a letter from PricewaterhouseCoopers LLP, dated the Effective Date, stating that such firm has performed a limited review of the federal, state and local income tax returns for the period ended March 31, 2000, and that, based on such limited review, nothing came to their attention which caused them to believe that such returns did not properly reflect, in all material respects, the federal, state and local income taxes of the Jakarta Fund for the period covered thereby; and that for the period from April 1, 2000 to and including the Effective Date and for any taxable year ending upon the Effective Date, such firm has performed a limited review to ascertain the amount of such applicable federal, state and local taxes, and has determined that either such amount has been paid or reserves have been established for payment of such taxes, this review to be based on unaudited financial data; and that based on such limited review, nothing has come to their attention which caused them to believe that the taxes paid or reserves set aside for payment of such taxes were not adequate in all material respects for the satisfaction of federal, state and local taxes for the period from April 1, 2000 to and including the Effective Date and for any taxable year ending upon the Effective Date or that the Jakarta Fund would not continue to qualify as a RIC for federal income tax purposes.
7.3. Absence of Litigation. There shall be no material litigation pending with respect to the matters contemplated by this Agreement.
7.4. Legal Opinions.
(a) The Indonesia Fund shall have received an opinion of Brown &
Wood LLP, as counsel to the Jakarta Fund, in form and substance reasonably satisfactory to the Indonesia Fund and dated the Effective Date, to the effect that (i) the Jakarta Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) the Agreement has been duly authorized, executed and delivered by the Jakarta Fund, and, assuming that the N-14 Registration Statement complies with the 1933 Act, 1934 Act and the 1940 Act, constitutes a valid and legally binding obligation of the Jakarta Fund, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws pertaining to the enforcement of creditors' rights generally and by equitable principles; (iii) to the best of such counsel's knowledge, no consent, approval, authorization or order of any United States federal or Maryland state court or governmental authority is required for the consummation by the Jakarta Fund of the Merger, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, the published rules and regulations of the SEC thereunder and such as may be required under state securities or blue sky laws and except for the acceptance by the Department of the Articles of Merger for filing; (iv) such counsel does not know of any contracts or other documents with respect to the Jakarta Fund related to the Merger of a character required to be described in the N-14 Registration Statement which are not described therein or, if required to be filed, filed as required; (v) the execution and delivery of this Agreement does not, and the consummation of the Merger will not, violate any material provision of the Articles of Incorporation, as amended, the Bylaws, as amended, or any agreement (known to such counsel) to which the Jakarta Fund is a party or by which the Jakarta Fund is bound, except insofar as the parties have agreed to amend such provision as a condition precedent to the Merger; (vi) to the best of such counsel's knowledge, no material suit, action or legal or administrative proceeding is pending or threatened against the Jakarta Fund; and (vii) all corporate actions required to be taken by the Jakarta Fund to authorize this Agreement and to effect the Merger have been duly authorized by all necessary corporate actions on behalf of the Jakarta Fund. In giving the opinion set forth above, Brown & Wood LLP may state that it is relying on certificates of officers of the Jakarta Fund with regard to matters of fact and certain certificates and written statements of governmental officials with respect to the good standing of the Jakarta Fund.
Such counsel shall also state that (A) while such counsel cannot make any representation as to the accuracy or completeness of statements of fact in the N-14 Registration Statement or any amendment or supplement thereto with respect to the Jakarta Fund, nothing has come to their attention that would lead them to believe that, on the respective effective dates of the N-14 Registration Statement and any amendment or supplement thereto with respect to the Jakarta Fund,
(1) the N-14 Registration Statement or any amendment or supplement thereto contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading with respect to the Jakarta Fund, and (2) the prospectus included in the N-14
Registration Statement contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the Jakarta Fund; provided that such counsel need not express any opinion or belief as to the financial statements, other financial data, statistical data or information relating to the Jakarta Fund contained or incorporated by reference in the N-14 Registration Statement.
(b) The Indonesia Fund shall have received an opinion from Willkie Farr & Gallagher, as counsel to the Indonesia Fund, dated the Effective Date, to the effect that for federal income tax purposes
(i) the Merger as provided in this Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that the Jakarta Fund and the Indonesia Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by the Jakarta Fund as a result of the Merger or upon the conversion of Jakarta
Fund shares to Indonesia Fund Common Stock; (iii) no gain or loss will be recognized by the Indonesia Fund as a result of the Merger;
(iv) no gain or loss will be recognized to the shareholders of the Jakarta Fund upon the conversion of their Jakarta Fund shares into Indonesia Fund Common Stock except to the extent such shareholders are paid cash in lieu of fractional shares of Indonesia Fund in the Merger; (v) the tax basis of the Jakarta Fund assets in the hands of the Indonesia Fund will be the same as the tax basis of such assets in the hands of the Jakarta Fund immediately prior to the consummation of the Merger; (vi) immediately after the Merger, the tax basis of the Indonesia Fund Common Stock received by the shareholders of the Jakarta Fund in the Merger will be equal, in the aggregate, to the tax basis of the shares of the Jakarta
Fund converted pursuant to the Merger less the portion of such tax basis allocable to cash received in lieu of fractional shares of the Indonesia Fund in the Merger; (vii) a shareholder's holding period for the Indonesia Fund Common Stock will be determined by including the period for which he or she held the Common Stock of the Jakarta Fund converted pursuant to the Merger, provided that such Jakarta Fund shares were held as a capital asset; (viii) the Indonesia Fund's holding period with respect to the Jakarta Fund assets transferred will include the period for which such assets were held by the Jakarta Fund; and (ix) the payment of cash to a Jakarta Fund shareholder in lieu of fractional shares of the Indonesia Fund will be treated as though the fractional shares were distributed as part of the Merger and then redeemed by the Indonesia Fund with the result that the Jakarta Fund shareholder will have a capital gain or loss to the extent the cash distribution differs from such shareholder's basis allocable to the fractional shares, provided that the converted Jakarta Fund shares were held as capital assets immediately prior to the conversion and that the shareholder's proportionate interest in the Indonesia Fund will be reduced as a result of such cash distribution.
7.5. Auditor's Consent and Certification.
(a) The Indonesia Fund shall have received from PricewaterhouseCoopers LLP a letter dated within five days prior to the effective date of the N-14 Registration Statement and a similar letter dated within five days prior to the Effective Date, in form and substance satisfactory to the Indonesia Fund, to the effect that (i) they are independent public auditors with respect to the Indonesia Fund within the meaning of the 1933 Act and the applicable published rules and regulations thereunder; and (ii) in their opinion, the financial statements and supplementary information of the Indonesia Fund included or incorporated by reference in the N-14 Registration Statement and reported on by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder.
(b) The Indonesia Fund shall have received from PricewaterhouseCoopers LLP a letter dated within five days prior to the effective date of the N-14 Registration Statement and a similar letter dated within five days prior to the Effective Date, in form and substance satisfactory to the Indonesia Fund, to the effect that they have performed other specified procedures, not constituting an audit, with respect to certain amounts, percentages, numerical data, financial information and financial statements appearing in the N-14 Registration Statement, which previously have been specified by such accountants and which shall be specified in such letter, and have compared certain of such items with, and have found such items to be in agreement with, the accounting and financial records of the Indonesia Fund.
7.6. Liabilities. The assets or liabilities of the Jakarta Fund as of the Effective Date shall not include any assets or liabilities which the Indonesia Fund, by reason of limitations in its investment objectives and policies as in effect upon consummation of the Merger or Articles of Incorporation, may not properly acquire or assume.
The Indonesia Fund does not anticipate that there will be any such assets or liabilities but the Indonesia Fund will notify the Jakarta Fund if any do exist and shall reimburse the Jakarta Fund for any reasonable transaction costs incurred by the Jakarta Fund for the liquidation of such assets and liabilities.
7.7. Effectiveness of N-14 Registration Statement. The N-14 Registration Statement shall have become effective under the 1933
Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the Indonesia Fund, contemplated by the SEC.
7.8. Regulatory Filings. The Indonesia Fund shall have received from the SEC such orders or interpretations as Willkie Farr & Gallagher, as counsel to the Indonesia Fund, deems reasonably necessary or desirable under the 1933 Act, the 1934 Act and the 1940 Act in connection with the Merger, provided that such counsel shall have requested such orders as promptly as practicable, and all such orders shall be in full force and effect.
7.9. Administrative Rulings, Proceedings. The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted or threatened to institute any proceeding seeking to enjoin consummation of the Merger under Section 25(c) of the 1940 Act; and no other legal, administrative or other proceeding shall be instituted or threatened which would materially affect the financial condition of the Jakarta Fund or would prohibit the Merger.
7.10. Dividends. Prior to the Effective Date, the Jakarta Fund shall have declared and paid a dividend or dividends which, together with all such previous dividends, shall have the effect of distributing to its shareholders substantially all of its net investment company taxable income that has accrued through the Effective Date, if any (computed without regard to any deduction of dividends paid) (unless such amounts are immaterial), and substantially all of its net capital gain, if any, realized through the Effective Date.
7.11. Custodian's Certificate. The Jakarta Fund's custodian shall have delivered to the Indonesia Fund a certificate identifying all of the assets of the Jakarta Fund held or maintained by such custodian as of the Valuation Time.
7.12. Books and Records. The Jakarta Fund's transfer agent shall have provided to the Indonesia Fund (i) the originals or true copies of all of the records of the Jakarta Fund in the possession of such transfer agent as of the Effective Date, (ii) a certificate setting forth the number of shares of the Jakarta Fund outstanding as of the Valuation Time, and (iii) the name and address of each holder of record of any shares and the number of shares held of record by each such shareholder.
8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF JAKARTA GROWTH FUND,
INC.
The obligations of the Jakarta Fund hereunder shall be subject to the following conditions:
8.1. Approval of Merger. This Agreement shall have been approved by the affirmative vote of the holders of a majority of the shares of Common Stock of the Jakarta Fund issued and outstanding and entitled to vote thereon and the affirmative vote of the holders of at least
66 2/3% of the shares of Common Stock of the Indonesia Fund issued and outstanding and entitled to vote thereon; and that the Indonesia Fund shall have delivered to the Jakarta Fund a copy of the resolutions approving this Agreement adopted by its Board of Directors and shareholders, certified by its Secretary.
8.2. Certificates and Statements by the Indonesia Fund, Inc.
(a) The Indonesia Fund shall have furnished a statement of assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice President) and its Treasurer, and a certificate executed by both such officers, dated the Effective Date, certifying that there has been no material adverse change in its financial position since December 31, 1999, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.
(b) The Indonesia Fund shall have furnished to the Jakarta Fund a certificate signed by its President (or any Vice President), dated the Effective Date, certifying that, as of the Effective Date, all representations and warranties made in this Agreement are true and correct in all material respects as if made at and as of such date and the Indonesia Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such date.
(c) The Indonesia Fund shall have delivered to the Jakarta Fund a letter from PricewaterhouseCoopers LLP, dated the Effective Date, stating that such firm has performed a limited review of the federal, state and local income tax returns for the period ended December 31, 1999, and that, based on such limited review, nothing came to their attention which caused them to believe that such returns did not properly reflect, in all material respects, the federal, state and local income taxes of the Indonesia Fund for the period covered thereby; and that for the period from January 1, 2000 to and including the Effective Date, such firm has performed a limited review to ascertain the amount of such applicable federal, state and local taxes, and has determined that either such amount has been paid or reserves have been established for payment of such taxes, this review to be based on unaudited financial data; and that based on such limited review, nothing has come to their attention which caused them to believe that the taxes paid or reserves set aside for payment of such taxes were not adequate in all material respects for the satisfaction of federal, state and local taxes for the period from January 1, 2000 to and including the Effective Date or that the Indonesia Fund would not continue to qualify as a RIC for federal income tax purposes.
8.3. Absence of Litigation. There shall be no material litigation pending with respect to the matters contemplated by this Agreement.
8.4. Legal Opinions.
(a) The Jakarta Fund shall have received an opinion of Willkie
Farr & Gallagher, as counsel to the Indonesia Fund, in form and substance reasonably satisfactory to the Jakarta Fund and dated the Effective Date, to the effect that (i) the Indonesia Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) the Agreement has been duly authorized, executed and delivered by the Indonesia Fund, and, assuming that the N-14 Registration Statement complies with the 1933 Act, 1934 Act and the 1940 Act, constitutes a valid and legally binding obligation of the Indonesia Fund, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws pertaining to the enforcement of creditors' rights generally and by equitable principles; (iii) to the best of such counsel's knowledge, no consent, approval, authorization or order of any United States federal or Maryland state court or governmental authority is required for the consummation by the Indonesia Fund of the Merger, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and the published rules and regulations of the SEC thereunder and such as may be required under state securities or blue sky laws and except for the acceptance by the Department of the Articles of Merger for filing; (iv) the N-14 Registration Statement has become effective under the 1933 Act, no stop order suspending the effectiveness of the N-14 Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act, and, with respect to the Indonesia Fund, the N-14 Registration Statement, and each amendment or supplement thereto, as of their respective effective dates, appear on their face to be appropriately responsive in all material respects to the requirements of the 1933 Act, the 1934 Act and the 1940 Act and the published rules and regulations of the SEC thereunder; (v) such counsel does not know of any statutes, legal or governmental proceedings or contracts with respect to the Indonesia Fund or other documents related to the Merger of a character required to be described in the N-14 Registration Statement which are not described therein or, if required to be filed, filed as required; (vi) the execution and delivery of this Agreement does not, and the consummation of the Merger will not, violate any material provision of the Articles of Incorporation, as amended, the Bylaws, as amended, or any agreement (known to such counsel) to which the Indonesia Fund is a party or by which the Indonesia Fund is bound, except insofar as the parties have agreed to amend such provision as a condition precedent to the Merger;
(vii) to the best of such counsel's knowledge, no material suit, action or legal or administrative proceeding is pending or threatened against the Indonesia Fund; and (viii) all corporate actions required to be taken by the Indonesia Fund to authorize this Agreement and to effect the Merger have been duly authorized by all necessary corporate actions on behalf of the Indonesia Fund. In giving the opinion set forth above, Willkie Farr & Gallagher may state that it is relying on certificates of officers of the Indonesia Fund with regard to matters of fact and certain certificates and written statements of governmental officials with respect to the good standing of the Indonesia Fund and on the opinion of Venable, Baetjer and Howard, LLP as to matters of Maryland law.
Such counsel shall also state that (A) while such counsel cannot make any representation as to the accuracy or completeness of statements of fact in the N-14 Registration Statement or any amendment or supplement thereto with respect to the Indonesia Fund, nothing has come to their attention that would lead them to believe that, on the respective effective dates of the N-14 Registration Statement and any amendment or supplement thereto, (1) the N-14 Registration Statement or any amendment or supplement thereto contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading with respect to the Indonesia Fund; and (2) the prospectus included in the N-14 Registration Statement contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the Indonesia Fund; provided that such counsel need not express any opinion or belief as to the financial statements, other financial data, statistical data or information relating to the Indonesia Fund contained or incorporated by reference in the N-14 Registration Statement.
(b) The Jakarta Fund shall have received an opinion from Brown &
Wood LLP, as counsel to the Jakarta Fund, dated the Effective Date, to the effect that for federal income tax purposes (i) the Merger as provided in this Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that the Jakarta Fund and the Indonesia Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;
(ii) no gain or loss will be recognized by the Jakarta Fund as a result of the Merger or upon the conversion of Jakarta Fund shares to Indonesia Fund Common Stock; (iii) no gain or loss will be recognized by the Indonesia Fund as a result of the Merger; (iv) no gain or loss will be recognized to the shareholders of the Jakarta Fund upon the conversion of their shares into Indonesia Fund Common Stock except to the extent such shareholders are paid cash in lieu of fractional shares of Indonesia Fund in the Merger; (v) the tax basis of the Jakarta Fund assets in the hands of the Indonesia Fund will be the same as the tax basis of such assets in the hands of the Jakarta Fund immediately prior to the consummation of the Merger;
(vi) immediately after the Merger, the tax basis of the Indonesia
Fund Common Stock received by the shareholders of the Jakarta Fund in the Merger will be equal, in the aggregate, to the tax basis of the shares of the Jakarta Fund converted pursuant to the Merger less the portion of such tax basis allocable to cash received in lieu of fractional shares of the Indonesia Fund in the Merger; (vii) a shareholder's holding period for the Indonesia Fund Common Stock will be determined by including the period for which he or she held the Common Stock of the Jakarta Fund converted pursuant to the Merger, provided that such Jakarta Fund shares were held as a capital asset; (viii) the Indonesia Fund's holding period with respect to the Jakarta Fund assets transferred will include the period for which such assets were held by the Jakarta Fund; and (ix) the payment of cash to a Jakarta Fund shareholder in lieu of fractional shares of the Indonesia Fund will be treated as though the fractional shares were distributed as part of the Merger and then redeemed by the Indonesia Fund with the result that the Jakarta Fund shareholder will have a capital gain or loss to the extent the cash distribution differs from such shareholder's basis allocable to the fractional shares, provided that the converted Jakarta Fund shares were held as capital assets immediately prior to the conversion and that the shareholder's proportionate interest in the Indonesia Fund will be reduced as a result of such cash distribution.
8.5. Auditor's Consent and Certification.
(a) The Jakarta Fund shall have received from PricewaterhouseCoopers LLP a letter dated within five days prior to the effective date of the N-14 Registration Statement and a similar letter dated within five days prior to the Effective Date, in form and substance satisfactory to the Jakarta Fund, to the effect that (i) they are independent public auditors with respect to the Jakarta Fund within the meaning of the 1933 Act and the applicable published rules and regulations thereunder; and (ii) in their opinion, the financial statements and supplementary information of the Jakarta Fund incorporated by reference in the N-14 Registration Statement and reported on by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder.
(b) The Jakarta Fund shall have received from PricewaterhouseCoopers LLP a letter dated within five days prior to the effective date of the N-14 Registration Statement and a similar letter dated within five days prior to the Effective Date, in form and substance satisfactory to the Jakarta Fund, to the effect that they have performed other specified procedures, not constituting an audit, with respect to certain amounts, percentages, numerical data, financial information and financial statements appearing in the N-14 Registration Statement, which previously have been specified by such accountants and which shall be specified in such letter, and have compared certain of such items with, and have found such items to be in agreement with, the accounting and financial records of the Jakarta Fund.
8.6. Effectiveness of N-14 Registration Statement. The N-14 Registration Statement shall have become effective under the 1933
Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the Jakarta Fund, contemplated by the SEC.
8.7. Regulatory Filings.
(a) The Jakarta Fund shall have received from the SEC such orders or interpretations as Brown & Wood LLP, as counsel to the Jakarta Fund, deems reasonably necessary or desirable under the 1933 Act, the 1934 Act and the 1940 Act in connection with the Merger, provided that such counsel or counsel to the Jakarta Fund shall have requested such orders as promptly as practicable, and all such orders shall be in full force and effect.
(b) The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted or threatened to institute any proceeding seeking to enjoin consummation of the Merger under Section 25(c) of the 1940 Act; and no other legal, administrative or other proceeding shall be instituted or threatened which would materially affect the financial condition of the Jakarta Fund or would prohibit the Merger.
(c) The Indonesia Fund shall have received from any relevant state securities administrator such order or orders as are reasonably necessary or desirable under the 1933 Act, the 1934 Act, the 1940
Act, and any applicable state securities or blue sky laws in connection with the transactions contemplated hereby, and that all such orders shall be in full force and effect.
8.8. Satisfaction of the Jakarta Growth Fund, Inc. All proceedings taken by the Indonesia Fund and its counsel in connection with the Merger and all documents incidental thereto shall be satisfactory in form and substance to the Jakarta Fund.
8.9. Dividends. Prior to the Effective Date, the Indonesia Fund shall have declared and paid a dividend or dividends which, together with all such previous dividends, shall have the effect of distributing to its shareholders substantially all of its net investment company taxable income that has accrued through the Effective Date, if any (computed without regard to any deduction of dividends paid) (unless such amounts are immaterial), and substantially all of its net capital gain, if any, realized through the Effective Date.
9. PAYMENT OF EXPENSES
9.1. Allocation. Each Fund will bear its own legal, accounting and mailing expenses relating to the Merger and one-half of all other Merger-related expenses (including, but not limited to, all costs related to the preparation and distribution of the N-14 Registration Statement, proxy solicitation expenses, SEC registration fees, and NYSE listing fees), except that if the Merger is consummated the Indonesia Fund shall bear the first $200,000 of expenses otherwise to be borne by the Jakarta Fund under this formula. If the Merger is not consummated for any reason other than a material breach by the Jakarta Fund of its obligations under this Agreement, the Indonesia Fund will bear all of the Jakarta Fund's ordinary Merger-related expenses, including its legal, accounting and mailing expenses as set forth above, but excluding any extraordinary expenses such as litigation expenses. Counsel to the Indonesia Fund has taken the lead role in drafting the N-14 Registration Statement and this Agreement, and the Indonesia
Fund will bear the fees and expenses of such counsel. To give effect to the cost allocation set forth in this Section 9.1, the net asset value of the Jakarta Fund as of the Effective Date shall exclude the expenses of up to $200,000 and the liabilities of the Indonesia Fund as of the Effective Date will reflect up to $200,000 of costs to be assumed pursuant to this Section 9.1.
10. COOPERATION FOLLOWING EFFECTIVE DATE
In case at any time after the Effective Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other
Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification as described below). The Jakarta Fund acknowledges and agrees that from and after the Effective Date, the Indonesia Fund shall be entitled to possession of all documents, books, records, agreements and financial data of any sort pertaining to the Jakarta Fund.
11. INDEMNIFICATION
11.1. Jakarta Growth Fund, Inc. The Indonesia Fund agrees to indemnify and hold harmless the Jakarta Fund and each of the Jakarta Fund's directors and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which jointly and severally, the Jakarta Fund or any of its directors or officers may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Indonesia Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement.
11.2. The Indonesia Fund, Inc. The Jakarta Fund agrees to indemnify and hold harmless the Indonesia Fund and each of the Indonesia Fund's directors and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which jointly and severally, the Indonesia Fund or any of its directors or officers may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Jakarta Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement.
12. TERMINATION, POSTPONEMENT AND WAIVERS
12.1. Termination.
(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Merger abandoned at any time (whether before or after adoption by the shareholders of each of the Parties) prior to the Effective Date, or the Effective Date may be postponed, (i) by mutual agreement of the Parties' Board of Directors; (ii) by the Board of Directors of the Indonesia Fund if any of the obligations of the Jakarta Fund set forth in this Agreement has not been fulfilled or waived by such Board or if the Jakarta Fund has made a material and intentional misrepresentation herein or in connection herewith; or (iii) by the Board of Directors of the Jakarta Fund if any of the obligations of the Indonesia Fund set forth in this Agreement has not been fulfilled or waived by such Board or if the Indonesia Fund has made a material and intentional misrepresentation herein or in connection herewith.
(b) If the transaction contemplated by this Agreement shall not have been consummated by February 28, 2001, this Agreement automatically shall terminate on that date, unless a later date is mutually agreed to by the Boards of Directors of the Parties.
(c) In the event of termination of this Agreement pursuant to the provisions hereof, the Agreement shall become void and have no further effect, and there shall not be any liability hereunder on the part of either of the Parties or their respective directors or officers, except for any such material breach or intentional misrepresentation, as to each of which all remedies at law or in equity of the party adversely affected shall survive.
12.2. Waiver. At any time prior to the Effective Date, any of the terms or conditions of this Agreement may be waived by the Board of Directors of either the Jakarta Fund or the Indonesia Fund
(whichever is entitled to the benefit thereof), if, in the judgmen t of such Board after consultation with its counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the shareholders of the Fund, on behalf of which such action is taken.
12.3. Expiration of Representations and Warranties.
(a) The respective representations and warranties contained in Articles 3 and 4 of this Agreement shall expire with, and be terminated by, the consummation of the Merger, and neither of the Parties nor any of their officers, directors, agents or shareholders shall have any liability with respect to such representations or warranties after the Effective Date. This provision shall not protect any officer, director, agent or shareholder of the Parties against any liability to the entity for which that officer, director, agent or shareholder so acts or to its shareholders to which that officer, director, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties in the conduct of such office.
(b) If any order or orders of the SEC with respect to this Agreement shall be issued prior to the Effective Date and shall impose any terms or conditions which are determined by action of the Boards of Directors of the Parties to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the shareholders of the Parties, unless such terms and conditions shall result in a change in the method of computing the number of shares of Indonesia Fund Common Stock to be issued pursuant to this Agreement, in which event, unless such terms and conditions shall have been included in the proxy solicitation materials furnished to the shareholders of the Parties prior to the meetings at which the Merger shall have been approved, this Agreement shall not be consummated and shall terminate unless the Parties call special meetings of shareholders at which such conditions so imposed shall be submitted for approval.

13. MISCELLANEOUS
13.1. Transfer Restriction.  Pursuant to Rule 145 under the 1933 Act, and in connection with the issuance of any shares to any person who at the time of the Merger is, to its knowledge, an affiliate of a party to the Merger pursuant to Rule 145(c), the Indonesia Fund will cause to be affixed upon the certificate(s) issued to such person
(if any) a legend as follows:
THESE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE
SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT TO THE INDONESIA FUND, INC. (OR ITS STATUTORY SUCCESSOR)
UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS
EFFECTIVE UNDER THE SECURITIES ACT OF 1933 OR (II) IN THE OPINION
OF COUNSEL REASONABLY SATISFACTORY TO THE FUND, SUCH REGISTRATION IS
NOT REQUIRED.
and, further, that stop transfer instructions will be issued to the Indonesia Fund's transfer agent with respect to such shares. The
Jakarta Fund will provide the Indonesia Fund on the Effective Date with the name of any Jakarta Fund Shareholder who is to the
knowledge of the Jakarta Fund an affiliate of it on such date.
13.2. Material Provisions. All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.
13.3. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if
(and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Indonesia Fund:
Hal Liebes, Esq.
Senior Vice President
The Indonesia Fund, Inc.
466 Lexington Avenue
New York, New York 10017
With copies to:
Daniel Schloendorn, Esq.
Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019
Marco E. Adelfio, Esq.
Morrison & Foerster
2000 Pennsylvania Avenue, N.W.
Suite 5500
Washington, D.C.  20006
If to the Jakarta Fund:
Nobuo Katayama
President
Jakarta Growth Fund, Inc.
180 Maiden Lane
New York, New York 10038-4936
With copies to:
John A. MacKinnon, Esq.
Brown & Wood LLP
One World Trade Center
New York, New York  10048-0557
Marcia L. MacHarg, Esq.
Debevoise & Plimpton
555 13th Street, N.W.
Washington, D.C.  20004
Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any
Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
13.4. Amendments. This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Indonesia Fund and the Jakarta Fund; provided, however, that following the meeting of the Indonesia Fund and Jakarta Fund shareholders to approve the Merger, no such amendment may have the effect of changing the provisions for determining the number of the Indonesia Fund shares to be issued to the Jakarta Fund shareholders under this Agreement to the detriment of such shareholders without their further approval.
13.5. Headings. The Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
13.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
13.7. Enforceability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
13.8. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and the shareholders of the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, except for Section 6.9 hereof, which shall be for the benefit of, and enforceable by, the Indemnitees.
13.9. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

IN WITNESS WHEREOF, each of the Parties hereto has caused this
Agreement to be executed by its President or Vice President and attested by its Secretary or Assistant Secretary.
THE INDONESIA FUND, INC.
By:  /s/ Hal Liebes___________________________
Name:  Hal Liebes
Attest:  /s/ Michael A. Pignataro
Title:  Senior Vice President; Secretary

JAKARTA GROWTH FUND, INC.
By:  /s/ Nobuo Katayama______________________
Name:  Nobuo Katayama, President
Attest:  /s/ John J. Boretti
Title:  Secretary













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